SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)


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                      CUMBERLAND MOUNTAIN BANCSHARES, INC.
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                (Name of Registrant as Specified in Its Charger)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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        1.       Title of each class of securities to which transaction applies:

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        3.       Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the
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         4.       Date Filed:

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


         COMMERCIAL BANK TO ACQUIRE CUMBERLAND MOUNTAIN BANCSHARES, INC.

MIDDLESBORO, Ky.--Feb. 9, 2001--Commercial Bancgroup, Inc., Harrogate, Tennessee and Cumberland Mountain Bancshares, Inc. (OTC Bulletin Board:CMBN) of Middlesboro, Kentucky jointly announced today the signing of a definitive agreement for Commercial Bancgroup, Inc. to acquire Cumberland Mountain Bancshares, Inc. Under the terms of the transaction Commercial Bancgroup, Inc. will pay $9.520 million in cash, or approximately $14.00 per share, for all outstanding shares and options of Cumberland Mountain Bancshares, Inc., subject to adjustment in certain circumstances.

Cumberland Mountain Bancshares, Inc. is the parent company of Middlesboro Federal Bank, Federal Savings Bank a community bank with four full-service banking offices in Middlesboro, Pineville and Cumberland, Kentucky and Fountain City, Tennessee. Middlesboro Federal Bank, FSB has total assets of approximately $126 million, as of December 31, 2000.

Commercial Bancgroup, Inc. is the parent company of Commercial Bank, which has eight full service offices in Claiborne, Union and Knox County, Tennessee and $205 million in assets, as of December 31, 2000. Commercial Bank also operates Tennessee Finance Company, Inc., a consumer finance company.

Upon consummation of the acquisition, Commercial Bank intends to merge Middlesboro Federal Bank with Commercial Bank. The acquisition will make Commercial Bank the largest community bank in Bell County, Kentucky; Claiborne and Union County, Tennessee; and Lee County, Virginia with a total of 12 offices, $275 million in deposits and $330 million in assets.

In a joint statement James J. Chiffonier, President of Cumberland and Terry L. Lee, President of Commercial Bank stated, "We couldn't be more excited about this transaction. The increased resources of the combined organizations will provide our customers a wide variety of services and convenient locations." Mr. Shoffner will join the board of Commercial Bank once the transaction is completed.

E. Oscar Robertson, Chairman & C.E.O. of Commercial Bank stated, "This transaction is consistent with our steady growth pattern and provides Commercial Bank with the opportunity to significantly boost market share in our primary market. Both Commercial Bank and Middlesboro Federal Bank are committed to providing the highest customer services that we believe only community banks can effectively deliver. We anticipate that this transaction will further strengthen our community-based financial services organization and will enable us, through our combined resources, to provide technologically advanced services that facilitate Commercial Bank's continued expansion." J. Roy Shoffner, Chairman of Middlesboro Federal Bank added, "This is a big win for shareholders, our communities, our customers and employees. This is a business combination that makes sense. Anytime you have two great banks like ours aligned together, it creates unbelievable opportunities. We are very excited about the future."

The transaction, which has been approved by the boards of each company, is subject to shareholder and regulatory approval and is expected to close in the summer of 2001.

Certain statements contained in this release are forward-looking in nature. These statements are subject to risks and uncertainties that could cause Cumberland Mountain Bancshares actual results or financial condition to differ materially from those expressed or implied by such statements. Factors of particular importance to Cumberland Mountain Bancshares include but are not limited to changes in general economic conditions, and price levels and conditions in the public securities markets generally.

Shareholders of Cumberland and other investors are urged to read the proxy statement to be filed by Cumberland Mountain Bancshares with the U.S. Securities and Exchange Commission ("SEC") in connection with the proposed acquisition. The proxy statement will contain important information about Commercial Bancgroup and the transaction.

Certain officers and directors of Cumberland Mountain Bancshares will be soliciting proxies from shareholders of Cumberland Mountain Bancshares in favor of the acquisition. A description of their direct and indirect interests in the acquisition, such as their stock ownership in Cumberland Mountain Bancshares, will be included in the proxy statement. The directors and officers of Cumberland who will be soliciting proxies are J. Roy Shoffner, James J. Shoffner, Reecie Stagnolia, Jr., Raymond C. Walker and Barry Litton.

After it is filed with the SEC, the proxy statement will be available for free on the SEC's web site (www.sec.gov).

Contact:
    Commercial Bancgroup Inc., Harrogate
    Terry L. Lee, 423/869-5151
    or
    Cumberland Mountain Bancshares Inc., Middlesboro
    James J. Shoffner, 606/248-4584
    www. middlesborofederalbank.com